EXHIBIT 4.19

Deed of settlement and release and Deed of indemnity (November 2004) – Mr Richard E McKinnon

National Australia Bank Limited

ABN 12 004 044 937

and

Richard Ernest McKinnon

Terms of Settlement and Release Agreement

TABLE OF CONTENTS

1	Definitions and interpretation

	1.1	Definitions
	1.2	Words and expressions
	1.3	Other rules of interpretation

2	Role

3	Obligations to be fulfilled by the National

4	No admission of liability

5	Obligations to be fulfilled by Mr McKinnon

6	Release

7	Confidentiality

8	Public Comment

9	No Representation

10	Competency

11	Entire Agreement

12	No Representations and Warranties

13	Transition Arrangements and future assistance

14	National Property

15	Severance

16	Variation and Waiver

17	Inconsistent Agreements

18	Counterparts

19	Governing Law

THIS AGREEMENT is made on 11 November 2004

PARTIES

NATIONAL AUSTRALIA BANK LIMITED

ABN 12 004 044 937

of 24th Floor, 500 Bourke Street, Melbourne, Victoria 3000

(“National”)

and

RICHARD ERNEST MCKINNON

of 11 Merna Drive, Templestowe, Victoria 3000

(“Mr McKinnon”)

BACKGROUND

A	Mr McKinnon commenced employment with the National on 3 February 1986. Mr McKinnon was appointed to the position of CFO on 1 June 2000.

B

The National and Mr McKinnon entered into a Terms of Settlement and Release Agreement on 2 April 2004 which provided, inter alia, that the date for termination of Mr McKinnon’s employment may be varied by mutual agreement.

C

Mr McKinnon effectively ceased his role as CFO on 31 August 2004 upon the commencement of Michael Ullmer (“Mr Ullmer”) as CFO. Mr Ullmer and John Stewart, Managing Director and Chief Executive Officer of the National (“Mr Stewart”) have requested that Mr McKinnon remain in employment with the National to assist Mr Ullmer, Mr Stewart and the National on matters relating to the preparation and filing of the Financial Accounts and to assist in a smooth transition for the new CFO.

D

Mr McKinnon has performed his duties as CFO for the period covered by the Settlement Agreement to a reasonable standard and has worked effectively with Mr Ullmer to provide a smooth transition for the new CFO.

E	The National and Mr McKinnon have agreed to vary the date of termination of Mr McKinnon’s employment with the National and some of the terms of the Settlement Agreement.

F

This Agreement supersedes any other agreements, understandings, arrangements or negotiations between the National and Mr McKinnon, including the Settlement Agreement, relating to Mr McKinnon’s employment and the termination of his employment with the National.

AGREED TERMS

1              Definitions and interpretation

1.1          Definitions

In this document, unless the context requires otherwise:

“Agreement” means this document.

“Board” means the board of directors of the National.

“Business Day” means a day on which the National is open for general banking business in Melbourne, excluding Saturdays, Sundays and public holidays.

“CFO” means the Chief Financial Officer of the National from time to time.

“Claims” means actions, suits, proceedings, causes of action, claims, liabilities, damages, costs and demands.

“Confidential Information” means: any trade secrets, process, formulae or other confidential information relating to the business affairs, accounts, works, marketing plans, sales plans, prospects, research, management, financing, products, inventions, designs, processes and any data bases, data surveys, customer lists, specifications, drawings, records, reports, software or other documents, material, meetings, minutes of meetings, disputes, and all matters relating to any litigation, threatened litigation, investigations, inquiries, judicial or quasi judicial proceedings or other information whether in writing or otherwise concerning the National or any of its Subsidiaries or any clients or suppliers to which Mr McKinnon gained access, whether before, during or after his employment with the National. Where there is any doubt about whether information is confidential it will be deemed to be confidential information unless the parties otherwise agree.

“Corporations Act” means the Corporations Act 2001 (Cth).

“Deed of Indemnity” means a deed of indemnity in the form of Appendix 1

“ESOP” means an executive or employee share or option plan in which executives or employees of the National or any of its Subsidiaries may participate from time to time.

“Financial Accounts” means the financial accounts (or any part of them) of the National for the financial year ended 30 September 2004.

“Options” means options, and any other rights (including performance rights), to acquire or subscribe for Shares or other securities issued by the National.

“Settlement Agreement” mean the Terms of Settlement and Release Agreement referred to in Recital B.

“Shares” means shares in the capital of the National.

“Substituted Termination Date” means the earliest to occur of:

(a)           the Termination Date;

(b)           such other date as is determined in accordance with clause 2.9; or

(c)           the date on which Mr McKinnon dies or becomes permanently disabled.

“Subsidiaries” has the meaning given to that term in the Corporations Act.

“Termination Date” means the 30 September 2005.

“2004 Package” means the compensation package and leave entitlements referred to in clause 2.6.

“2005 Salary” means the compensation referred to in clause 2.7(b).

1.2          Words and expressions

In this document, unless the context requires otherwise:

(a)           the singular includes the plural and vice versa;

(b)           words denoting any gender include all genders;

(c)           where a word or phrase is defined, its other grammatical forms have a corresponding meaning;

(d)           a reference to a party, clause or annexure is a reference to a party, clause or annexure to or of this document;

(e)           a reference to this document includes any annexures;

(f)            headings are for convenience and do not affect interpretation;

(g)           the recitals to this document are adopted as and form part of this document;

(h)           a reference to any document or agreement includes a reference to that document or agreement as amended, novated, supplemented, varied or replaced from time to time;

(i)            a reference to “$”, “A$” or “dollar” is a reference to Australian currency;

(j)            a reference to a party includes its executors, administrators, successors, substitutes (including persons taking by novation) and permitted assigns;

(k)           a reference to writing includes any method of representing words, figures or symbols in a permanent and visible form;

(l)            words and expressions denoting natural persons include bodies corporate, partnerships, associations, firms, governments and governmental authorities and agencies and vice versa;

(m)          a reference to any legislation or to any provision of any legislation includes:

(i)            any modification or re-enactment of the legislation;

(ii)           any legislative provision substituted for, and all legislation, statutory instruments and regulations issued under, the legislation or provision; and

(iii)          where relevant, corresponding legislation in any Australian State or Territory;

(n)           no rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of this document or any part of it; and

(o)           the words “including”, “for example”, “such as” or other similar expressions (in any form) are not words of limitation.

1.3          Other rules of interpretation

In this document, unless expressly provided otherwise:

(a)           (method of payment) any payment of money by one party to another will be made in Australian currency by bank cheque or by credit of cleared funds to a bank account specified by the recipient;

(b)           (Business Days) if:

(i)            the day on or by which any act, matter or thing is to be done is a day other than a Business Day, the act, matter or thing will be done on the next Business Day; and

(c)           any money falls due for payment on a date other than a Business Day, that money will be paid on the next Business Day (without interest or any other amount being payable in respect of the intervening period).

2              Role

2.1           Mr McKinnon will continue to be employed by the National until the Substituted Termination Date as Executive General Manager, Special Duties and until that date will act in good faith as an employee of the National.

2.2           The National will continue to provide appropriate office accommodation and technology support to Mr McKinnon until the Substituted Termination Date.

2.3           Subject to clause 2.4, from 1 September 2004 until 31 December 2004:

(a)           Mr McKinnon will provide assistance, in an advisory capacity, as may reasonably be required by Mr Ullmer and Mr Stewart from time to time in relation to the preparation and filing of the Financial Accounts and the preparation of announcements, roadshow presentations, pre close statements and other similar documents related to the public presentation of the National’s results for the financial year ended 30 September 2004; and

(b)           Mr McKinnon will advise Mr Ullmer and Mr Stewart in a timely manner of any issues, concerns or matters relating to the matters referred to in clause 2.3(a) of which he is aware.

2.4           Notwithstanding any other clause of this Agreement, the National and Mr McKinnon agree that Mr McKinnon’s duties from 1 September 2004 will not include:

(a)           responsibility for the preparation of the Financial Accounts;

(b)           presentation of the Financial Accounts to the Managing Director, the CFO and/or the Board;

(c)           signing off on any of the Financial Accounts or any other financial documents in respect of the National or any of its Subsidiaries, making any certifications in respect of the Financial Accounts or any other financial documents in respect of the National or any of its Subsidiaries including, on any forms required under or relating to the Sarbanes Oxley Act 2002 (United States);

(d)           presenting results and analyses to analysts and institutions; or

(e)           otherwise performing any of the duties generally performed by a CFO or a chief financial officer of any of the National’s Subsidiaries.

2.5           The National and Mr McKinnon acknowledge and agree that:

(a)           Mr McKinnon will not owe the National any duties other than as set out under this Agreement, whether as CFO or otherwise, after 31 August 2004;

(b)           Mr McKinnon is not required to perform, and has not performed, any of the duties of CFO after 31 August 2004;

(c)           Mr McKinnon has not had any of the rights or responsibilities of CFO since 31 August 2004; and

(d)           Mr McKinnon has not been a member of the executive committee of the National since 31 August 2004.

2.6           The National will continue to provide to Mr McKinnon until 31 December 2004:

(a)           the total employment compensation package; and

(b)           the sick leave, annual leave, long service leave and any other type of leave entitlement,

he is eligible to receive as at the date of this Agreement.

2.7           From 1 January 2005:

(a)           until the Substituted Termination Date, Mr McKinnon will provide assistance as and when reasonably required by the National;

(b)           subject to clause 2.7(c), the National will pay to Mr McKinnon a  compensation package of $750,000 which is inclusive of salary, employer funded superannuation, car leasing, car parking, accrued annual leave and long service leave for the period from 1 January 2005 until the Termination Date (regardless of the when the Substituted Termination Date occurs);

(c)           subject to clause 2.10, the National will pay the cash component of the 2005 Salary of $750,000 in arrears, in equal fortnightly instalments commencing on the first date in January on which the National pays its staff.; and

(d)           Mr McKinnon will not be entitled to receive any other benefits, short term or long term incentive payments, payments under the EVA Incentive Plan, bonuses, shares, options or performance rights.

2.8           Mr McKinnon’s employment with the National will terminate on the Substituted Termination Date.

2.9           Mr McKinnon may vary the Substituted Termination Date by giving the National 3 months written notice of the new date on which his employment with the National will terminate, which new date may not be after the Termination Date.

2.10         If the Substituted Termination Date is a date other than the Termination Date, the National will pay to Mr McKinnon so much of the 2005 Salary (less tax) as has not then been paid to him, within 7 days after the Substituted Termination Date.

2.11         The amounts referred to in clauses 2.6(a), 2.7(b) and 2.10 will be subject to applicable deductions of taxation as required by law.

2.12         Subject to clause 2.13, the National agrees that in the period up to the Substituted Termination Date, Mr McKinnon may accept and undertake non-executive directorships with other companies and consulting activities for other companies if the undertaking of those directorships and consulting activities would not prevent or be inconsistent with the fulfilment by Mr McKinnon of his obligations under this Agreement.

2.13         Mr McKinnon must not, prior to 31 August 2005, without the National’s written consent, accept employment, a non-executive directorship or undertake consulting activities with Commonwealth Bank of Australia Limited, Westpac Banking Corporation Limited, Australia and New Zealand Banking Group Limited or St. George Bank Limited (or any of their respective subsidiaries), being direct competitors of the National in the financial services sector.

3              Obligations to be fulfilled by the National

3.1           The National will pay to Mr McKinnon a gross lump-sum severance payment of $2,311,608 within 7 days after the Substituted Termination Date.

3.2           In addition to the payment referred to in clause 3.1, the National will:

(a)           pay to Mr McKinnon or on his behalf:

(i)            an amount in lieu of accrued and untaken annual leave and long service leave  (calculated up until 31 December 2004 with reference to the 2004 Package) within 7 days after the Substituted Termination Date;

(ii)           the amount of $146,000 (being a deferred incentive payment due to Mr McKinnon) within 7 days after the date of execution of this Agreement;

(iii)          an amount equal to the cost of outplacement services at the executive level provided to Mr McKinnon by a provider of his choice (up to a maximum of $20,000 inclusive of GST) on receipt of invoices from that provider;

(iv)          an amount equal to the legal expenses incurred by him (up to a maximum of $10,000  inclusive of GST) in relation to this Agreement on receipt of invoices from Mr McKinnon’s solicitor; and

(v)           the amount of $374,000 (being an incentive payment under the EVA Incentive Scheme for 2003/2004) on or before the earlier of:

(A)          the date on which the National first makes a payment under that scheme to one or more of its Executive General Managers; and

(B)           31 January 2005;

(b)           continue to provide to Mr McKinnon the concessional lending terms currently provided to him by the National up to the Substituted Termination Date and for the 12-month period following the Substituted Termination Date; and

(c)           provide a certificate of service to Mr McKinnon within 14 days after the Substituted Termination Date.

3.3           The amounts referred to in clauses 3.1, 3.2(a)(i), 3.2(a)(ii) and 3.2(a)(v) will be subject to applicable deductions of taxation as required by law.

3.4           Mr McKinnon is entitled to retain all Shares and all Options owned or held by Mr McKinnon, including without limitation any Shares or Options issued or granted to Mr McKinnon, or to which Mr McKinnon is entitled, pursuant to any ESOP.

3.5           Notwithstanding anything to the contrary in the terms of any ESOP or the terms of issue of any Options owned or held by Mr McKinnon, those Options will not lapse or be forfeited or cease to be exercisable on, or as a result of, Mr McKinnon ceasing to be an employee or executive of the National or of any of its Subsidiaries at any time (including as a result of the cessation of Mr McKinnon’s role as CFO on 31 August 2004 or the cessation of Mr McKinnon’s employment with the National on the Substituted Termination Date).  Following the date on which Mr McKinnon ceases to be an employee or executive of the National or of any of its Subsidiaries, the terms of any of those Options will continue to apply to Mr McKinnon as if he had not ceased to be an executive or employee of the National or of any of its Subsidiaries.

3.6           The National will, if it has not already done so by the date of execution of this Agreement, provide to Mr McKinnon a duly executed Deed of Indemnity and, in any event, by executing this Agreement it indemnifies Mr McKinnon against claims described in the Deed of Indemnity and the other terms and conditions set out in the Deed of Indemnity will automatically apply.

4              No admission of liability

The parties agree that this Agreement is not, and must not be interpreted or construed as, an admission of liability by either party to the other for any matter, other than as expressly provided in this Agreement.

5              Obligations to be fulfilled by Mr McKinnon

Subject to clause 6.3, Mr McKinnon undertakes not to lodge any applications or make any claim against the National or any of its officers, directors or employees pursuant to any law of the Commonwealth or a State relating to unfair termination or other related Claims as referred to in clause 6.1 of this Agreement.

6              Release

6.1           Subject to clause 6.3 and other than in respect of any Claim:

(a)           for which Mr McKinnon is indemnified under the Deed of Indemnity or clause 3.5;

(b)           arising from personal injury; or

(c)           arising from this Agreement,

Mr McKinnon releases and forever discharges the National, which expressions shall include all past and present officers, employees and directors from all Claims whatsoever and howsoever arising which Mr McKinnon now has or may have had or, but for this Agreement, he could or might have against the National arising out of the employment of Mr McKinnon by the National or the termination of that employment or in the course of or in the termination of any directorships with any related body corporate of the National.

6.2           Without derogation from the provisions of clause 6.1, upon execution of this Agreement Mr McKinnon shall take all steps necessary to withdraw and forever stay any proceedings commenced or pending by him against the National in any Court, Commission or Tribunal in respect of any Claim which is released and discharged pursuant to clause 6.1.

6.3           Nothing in clauses 5 or 6.1 shall limit or affect Mr McKinnon’s right to prosecute a Claim against the National should it be discovered at a later date that the National had deliberately defrauded Mr McKinnon.

6.4           Subject to clause 6.6 and other than in respect of any Claim arising from this Agreement, the National releases and forever discharges Mr McKinnon from all actions, suits, proceedings, causes of action, claims, liabilities, damages, costs and demands whatsoever which the National has or which but for this Agreement, the National could or might have had against Mr McKinnon arising out of the employment of Mr McKinnon by the National or the termination of that employment.

6.5           Without derogation from the provisions of clause 6.4, upon execution of this Agreement, the National shall take all steps necessary to withdraw and forever stay any proceedings commenced or pending by the National against Mr McKinnon in any Court, Commission or Tribunal in respect of any Claim which is released and discharged pursuant to this clause 6.4.

6.6           Nothing in clause 6.4 shall limit or affect the National’s right to prosecute a Claim against Mr McKinnon should it be discovered at a later date that Mr McKinnon had deliberately defrauded the National.

7              Confidentiality

7.1           Subject to this Agreement, a party to this Agreement must not disclose to any person whatsoever the terms of this Agreement including, without limiting the generality of this obligation, the amounts payable hereunder by the National or the discussions between the parties leading to the making of this Agreement.

7.2           A party may disclose the matters referred to in clause 7.1 as follows:

(a)           in the case of Mr McKinnon to his family;

(b)           to the legal and financial advisers of that party;

(c)           with the prior written consent of the other party;

(d)           as required by law;

(e)           as required by any regulatory body including a stock exchange;

(f)            for the purpose of enforcing its rights or the other party’s obligations under this Agreement, or to defend any Claim by the other party against it, in legal proceedings; or

(g)           for the purpose of effecting any rollover of the payments provided in clauses 2 or 3 to an approved superannuation fund.

7.3           Without limiting any express or implied obligation of confidentiality binding upon Mr McKinnon under any statute (including the Corporations Act 2001) or under his contract of employment with the National, Mr McKinnon undertakes that he will not divulge to any person or use any trade secrets or Confidential Information concerning the business, financial arrangements or position of the National or any of its Subsidiaries or any other confidential information belonging to the National or any of its Subsidiaries except with prior written authority of the National or where the Confidential Information has come into the public domain through no fault of Mr McKinnon or where that disclosure is required by law.

7.4           Neither party shall disparage the other nor speak of the other in terms which are likely to be injurious to the commercial or personal standing of the other.

8              Public Comment

8.1           Mr McKinnon and the National must not make any statement, or induce anyone else to make any statement (whether written or oral) about Mr McKinnon’s employment, the cessation of that employment or any related matter which:

(a)           in respect of Mr McKinnon is likely to harm his reputation; or

(b)           in respect of the National, is likely to harm the reputation of the National, its directors, officers or employees, unless and to the extent that the statement is required to be made by law or by a stock exchange.

8.2           The National and Mr McKinnon will agree on the form of any public statement which may be made about any of the events described in the Recitals to this Agreement, and will not make any public statement about any matter described in the Recitals without the agreement of the other party.

9              No Representation

Mr McKinnon agrees not to represent himself, after the Substituted Termination Date, as an officer or employee of the National or as being in any way connected with or interested in the business of the National other than as the holder of Shares or Options.

10           Competency

Mr McKinnon acknowledges that:

(a)           he was given the opportunity to seek independent legal and other advice of his choice before executing this Agreement;

(b)           in light of any advice provided, he considered his position;

(c)           if advised by his legal representative, he has been advised as to the terms of this Agreement;

(d)           the effect of this Agreement is fully understood; and

(e)           the terms of this Agreement are fair and reasonable.

11           Entire Agreement

Each party acknowledges and agrees that this Agreement:

(a)           constitutes the entire agreement of the parties concerning the resolution of all matters relating to the employment and termination of Mr McKinnon’s employment with the National; and

(b)           supersedes all prior agreements, understandings and negotiations in respect of same, including the Settlement Agreement.

12           No Representations and Warranties

Each party acknowledges that in entering into this Agreement it has not relied on any representations or warranties from or by the other party except as expressly provided by the written terms of this Agreement.

13           Transition Arrangements and future assistance

13.1         Subject to clause 13.2, Mr McKinnon agrees that he will, if requested by the National or any of its Subsidiaries, both prior to and subsequent to the Substituted Termination Date provide such assistance (including by giving statements and evidence) as the National or the Subsidiary may reasonably require in respect of any court proceedings or any investigation or enquiry by any relevant regulator in relation to the National or the Subsidiary.

13.2         The National agrees to pay Mr McKinnon such remuneration as may be agreed between the parties, and reimburse Mr McKinnon for all reasonable expenses incurred by Mr McKinnon, in providing the assistance referred to in clause 13.1 after the Substituted Termination Date.  Mr McKinnon will not be obliged to provide any assistance pursuant to clause 13.1 until his remuneration for doing so is agreed.

14           National Property

Mr McKinnon agrees:

(a)           to deliver to the National, on or before the Substituted Termination Date, all property belonging to the National or any of its Subsidiaries which is in his possession, custody or control including without limitation all books, documents (including emails), papers, materials and any other item; and

(b)           not to make or retain a copy of any document which is the property of the National or any subsidiary of the National, including any computer-based copies.

15           Severance

Part or all of any provision of this Agreement that is illegal or unenforceable will be severed from this Agreement and will not affect the continued operation of the remaining provisions of this Agreement.  This clause has no effect if the severance alters the basic nature of this Agreement or is contrary to public policy.

16           Variation and Waiver

A provision of this Agreement or a right created under it may not be waived or varied except in writing, signed by each of the parties or their authorised representatives.

17           Inconsistent Agreements

If a provision of this Agreement is inconsistent with a provision of any other agreement between the parties to this Agreement the provisions of this Agreement will prevail.

18           Counterparts

This Agreement may be executed in counterparts.  All executed counterparts constitute one document.

19           Governing Law

This Agreement is governed by the law of the State of Victoria.

EXECUTED as an AGREEMENT

SIGNED on behalf of NATIONAL	)
AUSTRALIA BANK LIMITED by its duly	)
authorised representative in the presence of	)
)

[Original signed]		[Original signed]
Signature of witness		Signature of authorised representative

Arthur Robert Willett		L M PEACOCK
Name of witness (print)		Name of representative (print)

EGM PEOPLE & CULTURE
Office held

(By executing this Agreement the signatory warrants that he is duly authorised to execute this Agreement on behalf of National Australia Bank Limited)

SIGNED by RICHARD ERNEST	)
McKINNON in the presence of	)

[Original signed]		[Original signed]
Signature of witness		Richard Ernest McKinnon

Arthur Robert Willett
Name of witness (print)

Deed of Access, Indemnity and Insurance

Date:                                                                                                                                                        11 November 2004

Parties:                                                                                                                                         NATIONAL AUSTRALIA BANK LIMITED (ACN 004 044 937) having its registered office at Level 24, 500 Bourke Street, Melbourne, Australia (“Company”)

Richard Ernest McKinnon of 11 Merna Drive, Templestowe in the State of Victoria (“Officer”)

Recitals:

A.            The Officer has been employed by the Company and has been a director of related bodies corporate of the Company pursuant to such employment.

B.             The Company and the Officer have agreed that the Officer’s employment with the Company will terminate effective from 30 September 2005 or such earlier date as is agreed.

C.             Article 21 of the Bank’s Constitution provides, inter alia, that in circumstances referred to therein, a person who has been an officer of the Company (which includes a director of related bodies corporate) is entitled to insurance, access to documents and to be indemnified out of the property of the Company against certain liabilities referred to in the Article.

Operative provisions:

1              Definitions

1.1           In this Deed:

Claim means:

(a)           any writ, summons, cross-claim, counterclaim, application or other originating legal or arbitral process against the Officer as an officer of the Company or a related body corporate of the Company;

(b)           any hearing, complaint, enquiry, investigation or proceeding however commenced or originating against the Officer as an officer of the Company or a related body corporate of the Company; or

(c)           any written or oral demand or threat that might result in the Officer reasonably believing that any such writ, summons, cross-claim, counterclaim, application, other originating legal or arbitral process, hearing, complaint, enquiry, investigation or proceeding referred to in (a) or (b) above may be initiated.

Document means any information in any form (whether visible or not) of storage from which the information can be reproduced and any form in which information is embodied or encoded and includes:

(a)           all communications provided from or on behalf of the Company or its related body corporates to the Officer during the Officer’s employment with the Company including, without limitation, board papers, submissions, minutes, letters, memoranda, board committee or sub-committee papers whether for the purposes of board meetings, meetings of committees or otherwise; and

(b)           all other documents made available to the Officer for the purposes of carrying out their duties as an officer or referred to in any of the abovementioned documents,

except where legal professional privilege applies to such documents and the Officer does not have the benefit of such privilege.

Document Records means the Documents stored in paper form or such other form as will permit ready access to, and reproduction of, such Documents by the Officer.

Insurance Policy means an insurance policy or policies insuring against the following liabilities incurred by the Officer in the Officer’s capacity as an officer of the Company or a related body corporate of the Company:

(a)           a liability for costs and expenses incurred by the Officer in defending proceedings, whether civil or criminal and whatever their outcome; and

(b)           a liability incurred by the person as an officer unless liability arises out of conduct involving:

(i)            a wilful breach of duty in relation to the Company or related body corporate; or

(ii)           without limiting (i), a contravention of section 182 or 183 of the Corporations Law,

or, with the prior written consent of the Officer, such other liability as may be permitted under the Company’s Constitution from time to time.

Period means the period during which the Officer is employed by the Company and ends on the day seven years from the date the Officer ceases to be employed by the Company.

related body corporate has the meaning given to it by section 50 of the Corporations Law.

1.2           In this Deed unless the contrary intention appears:

(a)           a reference to this Deed or another instrument includes any variation or replacement of either of them;

(b)           a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(c)           the singular includes the plural and vice versa;

(d)           the word person includes a natural person, firm, a body corporate, an unincorporated association, trust, joint venture, partnership or an authority;

(e)           a reference to a person includes a reference to the person’s personal representatives, executors, administrators and successors; and

(f)            a reference to a liability incurred “as an officer of the Company” includes a reference to a liability incurred by a person who has ceased to be an officer of the Company to the extent the liability relates to an act or omission occurring while that person was an officer.

1.3           This Deed enures for the benefit of the Officer’s personal representatives, executors and administrators.

2              Access to Documents

The Company’s Undertaking

2.1           In the event a Claim is made against the Officer, the Company undertakes to ensure that throughout the Period it will allow the Officer and the Officer’s representatives full and free access (at no cost to the Officer) to the Document Records as are relevant and reasonably necessary to defend himself at all reasonable times during the Period, including providing the information, assistance and facilities (including photocopying facilities) that the Officer reasonably requires in order to examine and, subject to clause 2.2, make and take away copies of the Document Records or any part of them.

Officer’s Undertaking

2.2           The Officer undertakes:

(a)            to observe the same duties of confidentiality to the Company and any related body corporate of the Company in relation to the Documents as if the Officer remained an officer of the Company except that the Officer may disclose:

(i)            Documents to the Officer’s representatives on a confidential basis and for proper purposes and provided that such representatives agree in writing with the Company to observe the undertakings under this clause 2.2, as if they were an officer; and

(ii)           those parts of the Documents where disclosure is required as part of court proceedings brought against the Officer by any person (including the Company or a related body corporate of the Company) to third parties connected with such proceedings or as otherwise required by law; and

(b)           in respect of any Documents to which legal professional privilege applies in favour of the Officer and the Company or a related body corporate of the Company ensure that unless with the consent of the Company (such consent not to be unreasonably withheld), he or she does not waive the privilege or knowingly do any act or thing which act or thing could cause that privilege to be waived, extinguished or lost.

Extension of provisions if legal proceedings commence

2.3           If a Claim is made against the Officer during the Period, all of the rights and obligations created by this clause 2 will continue to operate until final resolution of that claim including any appeal proceedings.

3              Indemnity for liability as Officer

Indemnity

3.1           The Company indemnifies the Officer, to the relevant extent, against a liability (including a liability for costs or expenses) incurred by the Officer as an officer to another person, other than:

(a)            liability to the Company or a related body corporate of the Company; or

(b)            liability arising out of conduct involving a lack of good faith,

or, with the prior written consent of the Officer, such other liability as may be permitted under the Company’s Constitution from time to time.

3.2           It is not necessary for the Officer to incur expense or make payment before enforcing the Officer’s right of indemnity under this clause.

Costs and expenses

3.3           Without limiting clause 3.1, to the relevant extent, the Company indemnifies the Officer against a liability for costs or expenses incurred:

(a)            in defending any proceedings relating to the Officer’s position with the Company or a related body corporate of the Company, whether civil or criminal, in which judgment is given in the Officer’s favour or in which the Officer is acquitted; or

(b)            in connection with any application, in relation to such proceedings, in which relief is granted to that Officer under the Corporations Law by the court.

Payment

3.4           If the Officer becomes liable to pay any amount in respect of which the Officer is indemnified, the Company must indemnify the Officer by paying the Officer within 30 days from the date the Officer provides satisfactory evidence to the Company that the Officer is liable to pay that amount.

Nature of indemnities

3.5           Subject to the other provisions of this Deed, the indemnities provided by clauses 3.1 and 3.3:

(a)            have effect in respect of acts or omissions prior to the date of this Deed and in respect of liabilities which have been incurred prior to the date of this Deed;

(b)            are irrevocable;

(c)            continue irrespective of one or more previous applications of the clause; and

(d)            continue in full force and effect without limit in point of time in relation to any act, omission, matter or event occurring or arising while the Officer is an officer of the Company, or a related body corporate of the Company, and notwithstanding that the Officer has ceased to be an officer of the Company, or a related body corporate of the Company, before any claim is made under this Deed.

Undertakings

3.6           The Officer undertakes to advise the Company in writing immediately the Officer becomes aware of any circumstances which could be reasonably expected to give rise to a claim under this Deed.

3.7           The Officer further undertakes:

(a)            at the direction of the Company, to take such action as the Company may reasonably require to avoid, dispute, defend or appeal any proceeding connected with a possible claim under this Deed;

(b)            to assist the Company, any related body corporate of the Company and their insurers to the best of the Officer’s abilities in any action the Company, any related body corporate of the Company or their insurers, takes to avoid, dispute, defend or appeal any proceeding connected with a possible claim under this Deed;

(c)            not to admit any liability for or settle any proceeding which may give rise to a claim under this Deed without the prior consent of the Company, which consent must not be unreasonably withheld;

(d)            upon request by the Company, to render all reasonable assistance and co-operation to the Company, and any related body corporate of the Company or their insurers in the conduct of any Claim, including, without limitation, providing the Company, its related body corporates or its insurers with any Documents, authorities and directions that the Company, its related body corporates or its insurers may reasonably require for the prosecution or advancement of any cross-claim or counterclaim;

(e)            upon request by the Company or its insurers, to do everything necessary or desirable which the Company reasonably requests to enable the Company or its insurers (so far as it is possible) to be subrogated to and enjoy the benefits of the Officer’s rights in relation to any cross-claims or any claims against any third party (including an insurer)

and render such assistance as may be reasonably requested by the Company or its insurers for that purpose;

(f)             to notify any Claim to an insurer or any other person who may be liable to indemnify the Officer in respect of that Claim and promptly take all reasonable steps to enforce all the Officer’s rights against the insurer or other person;

(g)            to refund to the Company all amounts incurred by the Company under this Deed in respect of a claim under this Deed if it is established that the Officer is not entitled to be indemnified under clause 3.1 in respect of that claim, such refund to be made within 30 days of the Company providing to the Officer details of such amounts; and

(h)            if the Company has pursuant to this Deed paid an amount for costs and expenses incurred by the Officer and judgment is not subsequently given in favour of the Officer, the Officer is not subsequently acquitted or the Court does not grant relief to the Officer under the Corporations Law, pay the Company an amount equal to the amount so paid by the Company, the payment to be made within 30 days of the Company providing to the Officer details of the amount and payment of it by the Company.

Without limiting paragraph (g), paragraph (h) does not apply to a payment made by the Company pursuant to clause 3.1.

3.8           If the Officer receives payment in respect of any liability, cost or expense from any insurer of the Officer or from a person (other than the Company) legally obliged to make that payment, the Company is not required to indemnify the Officer under this Deed in respect of that liability, cost or expense to the extent of that payment.

3.9           The Company is entitled to do one or more of the following:

(a)            assume the conduct, negotiation or defence of a Claim;

(b)            institute a cross-claim or a counterclaim; and

(c)            retain lawyers in relation to a Claim to act on behalf of both the Officer and the Company,

and when it does so the conduct of the claim will be under the management and control of the Company or its insurers.

3.10         In this clause, “to the relevant extent” means to the extent and for the amount that the Officer:

(a)  is not otherwise entitled to be indemnified;  and

(b)  has not actually been so indemnified.

4              Maintenance of insurance coverage

4.1           Without limiting the indemnity in clause 3, the Company undertakes to ensure that throughout the Period it:

(a)            takes out and maintains an Insurance Policy in an amount and on terms and conditions (including but not limited to insuring clauses, exclusions and amounts) as are appropriate for a reasonably prudent company in the Company’s circumstances;

(b)            pays the premium for the Insurance Policy within the credit terms of the demand for payment and, on request from the Officer, produces receipts for the payment;

(c)            does not do or permit to be done anything which prejudices, and immediately rectifies anything which might prejudice, the Insurance Policy;

(d)            on request from the Officer, provides the Officer with a copy of the Insurance Policy and any certificates of insurance connected with it;

(e)            notifies the Officer immediately if, for any reason, the Insurance Policy is cancelled (such notification shall not be taken to limit any other obligations of the Company under this Deed).

4.2           Upon request by the Company, the Officer must take such steps as the Company may reasonably require to enable it to take out and maintain the Insurance Policy.

5              Severability

5.1           If any provision of this Deed is invalid or unenforceable, the invalidity or unenforceability of that provision does not affect the validity, enforceability, operation, construction or interpretation of any other provision of this Deed, with the intent that the invalid or unenforceable provision shall be treated for all purposes as severable from this Deed.

5.2           Clause 5.1 shall not be construed as permitting anything which would be contrary to public policy.

6              Governing law and jurisdiction

6.1           This Deed is governed by the law in force in Victoria.

6.2           Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of Victoria and courts of appeal from them.

EXECUTED as a deed

SIGNED on behalf of NATIONAL	)
AUSTRALIA BANK LIMITED by its duly	)
authorised representative in the presence of	)

[Original signed]		[Original signed]
Signature of witness		Signature of authorised representative

Arthur Robert Willett		L M PEACOCK
Name of witness (print)		Name of representative (print)

EGM PEOPLE & CULTURE
Office held

(By executing this Agreement the signatory warrants that he is duly authorised to execute this Agreement on behalf of National Australia Bank Limited

SIGNED by RICHARD ERNEST	)
McKINNON in the presence of	)

[Original signed]		[Original signed]
Signature of witness		Richard Ernest McKinnon

Arthur Robert Willett
Name of witness (print)